Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2019 THIRD QUARTER RESULTS

GRAND RAPIDS, Mich., Oct. 24, 2019 - Independent Bank Corporation (NASDAQ: IBCP) reported third quarter 2019 net income of $12.4 million, or $0.55 per diluted share, versus net income of $11.9 million, or $0.49 per diluted share, in the prior-year period.  For the nine months ended Sept. 30, 2019, the Company reported net income of $32.6 million, or $1.40 per diluted share, compared to net income of $29.9 million, or $1.27 per diluted share, in the prior-year period.  The increases in third quarter and year to date 2019 earnings as compared to 2018 primarily reflect an increase in net interest income that was partially offset by increases in non-interest expense and income tax expense, and for the year-to-date period, a decline in non-interest income.

Significant items impacting comparable quarterly and year to date 2019 and 2018 results include the following:

•
Changes in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Changes”) of a negative $2.2 million ($0.08 per diluted share, after taxes) and a negative $7.0 million ($0.24 per diluted share, after taxes) for the three- and nine-months ended Sept. 30, 2019, respectively, as compared to positive MSR Changes of $0.6 million ($0.02 per diluted share, after taxes) and $2.6 million ($0.09 per diluted share, after taxes) for the three- and nine-months ended Sept. 30, 2018, respectively.

•
A reduction in non-interest expense of $0.3 million ($0.01 per diluted share, after taxes) for the three- and nine-months ended Sept. 30, 2019 related to the Company’s use of its Federal Deposit Insurance Corporation (“FDIC”) Small Bank Assessment Credit (the “Assessment Credit”).  After the application of the Assessment Credit against the Company’s June 30, 2019 FDIC deposit insurance expense billing, approximately $0.4 million of Assessment Credit remains available to offset future expense.

•
The acquisition of TCSB Bancorp, Inc. (“TCSB”), and its subsidiary, Traverse City State Bank, on Apr. 1, 2018 (referred to as the “Merger” or “TCSB Acquisition”) and the associated data processing systems conversions in June 2018.  The total assets, loans and deposits acquired in the Merger were approximately $342.8 million, $295.8 million (including $1.3 million of loans held for sale) and $287.7 million, respectively.

•
Merger related expenses of $0.1 million ($0.003 per diluted share, after taxes) and $3.4 million ($0.11 per diluted share, after taxes) for the three- and nine-months ended Sept. 30, 2018, respectively.

Third quarter 2019 highlights include:

•
Annualized return on average assets and return on average equity of 1.42% and 14.64%, respectively (these ratios increase to 1.58% and 16.34%, respectively, when excluding the after tax impact of the MSR Changes and the Assessment Credit);

•	Year-over-year increases in net income and diluted earnings per share of 4.4% and 12.2%, respectively;
•	A year-over-year increase in quarterly net interest income of $1.2 million, or 4.0%;

•
Total portfolio loan net growth of $15.9 million, or 2.3% annualized (the annualized growth rate increases to 7.7% when excluding the impact of $36.6 million of portfolio mortgage loans moved to held for sale as of Sept. 30, 2019);

•	Continued strong asset quality metrics; and
•	The payment of an 18 cent per share dividend on common stock on Aug. 15, 2019.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to report another quarter of solid financial performance.  This performance reflects strong mortgage banking revenues, favorable asset quality metrics, and continued loan growth. Excluding the after-tax impacts of the MSR Changes, Assessment Credit and the Merger related expenses, net income and diluted earnings per share increased by 20.5% and 29.8%, respectively, in the third quarter of 2019 as compared to the third quarter of 2018.  As we look ahead to the last quarter of 2019 and beyond, we are focused on building on the momentum generated in the first nine months of the year.”

Operating Results

The Company’s net interest income totaled $30.9 million during the third quarter of 2019, an increase of $1.2 million, or 4.0% from the year-ago period, and up $0.1 million, or 0.4%, from the second quarter of 2019.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.76% during the third quarter of 2019, compared to 3.91% in the year-ago period, and 3.87% in the second quarter of 2019.  The year-over-year quarterly increase in net interest income is due to an increase in average interest-earning assets that was partially offset by a decline in the net interest margin.  Average interest-earning assets were $3.29 billion in the third quarter of 2019, compared to $3.04 billion in the year ago quarter and $3.19 billion in the second quarter of 2019.  Third quarter 2019 and 2018 interest income on loans includes $0.4 million and $0.6 million, respectively, of accretion of the discount recorded on the TCSB loans acquired in the Merger.

For the first nine months of 2019, net interest income totaled $91.9 million, an increase of $9.3 million, or 11.2% from the first nine months of 2018.  The Company’s net interest margin for the first nine months of 2019 was 3.83% compared to 3.86% in 2018.  The increase in net interest income for the first nine months of 2019 is due an increase in average interest-earning assets that was partially offset by a decline in the net interest margin.

The decline in the net interest margin in 2019 as compared to 2018 primarily reflects the impact of lower market interest rates and a flattening of the yield curve.

Non-interest income totaled $12.3 million and $32.1 million, respectively, for the third quarter and first nine months of 2019, compared to $11.8 million and $35.9 million in the respective comparable year ago periods.  These changes were primarily due to variances in mortgage banking related revenues (net gains on mortgage loans and mortgage loan servicing, net).

Net gains on mortgage loans were $5.7 million and $2.7 million in the third quarters of 2019 and 2018, respectively.  For the first nine months of 2019, net gains on mortgage loans totaled $13.6 million compared to $8.6 million in 2018.  These increases were primarily due to higher mortgage loan origination and sales volumes in 2019 reflecting lower market interest rates, which have increased mortgage loan refinance activity.

Mortgage loan servicing, net, generated a loss of $1.6 million and income of $1.2 million in the third quarters of 2019 and 2018, respectively. For the first nine months of 2019, mortgage loan servicing, net, generated a loss of $4.7 million as compared to income of $4.7 million in 2018. This activity is summarized in the following table:

	Three Months Ended		Nine Months Ended
	9/30/2019	9/30/2018	9/30/2019	9/30/2018
Mortgage loan servicing, net:		(Dollars in thousands)
Revenue, net	$1,583	$1,410	$4,574	$3,974
Fair value change due to price	(2,163)	610	(7,036)	2,586
Fair value change due to pay-downs	(982)	(808)	(2,222)	(1,892)
Total	$(1,562)	$1,212	$(4,684)	$4,668

Non-interest expenses totaled $27.8 million in the third quarter of 2019, compared to $26.7 million in the year-ago period.  For the first nine months of 2019, non-interest expenses totaled $82.4 million compared to $80.6 million in 2018.  These year-over-year increases in non-interest expense are primarily due to higher compensation, health insurance, data processing and interchange costs as well as lower gains on other real estate and repossessed assets.

The Company recorded an income tax expense of $3.1 million and $8.0 million in the third quarter and first nine months of 2019, respectively.  This compares to an income tax expense of $2.9 million and $7.0 million in the third quarter and first nine months of 2018, respectively.  The increase in income tax expense is primarily due to higher pre-tax earnings in 2019.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  “Non-performing loans and assets as well as loan net charge-offs remain at low levels.  In addition, thirty- to eighty-nine day delinquency rates at Sept. 30, 2019 were 0.04% for commercial loans and 0.35% for mortgage and consumer loans.  These early stage delinquency rates continue to be well-managed.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	9/30/2019	12/31/2018	9/30/2018
	(Dollars in thousands)
Commercial	$834	$2,220	$2,782
Consumer/installment	935	781	756
Mortgage	5,355	6,033	5,805
Total non-accrual loans	7,124	9,034	9,343
Less – government guaranteed loans	475	460	279
Total non-performing loans	$6,649	$8,574	$9,064
Ratio of non-performing loans to total portfolio loans	0.24%	0.33%	0.35%
Ratio of non-performing assets to total assets	0.24%	0.29%	0.32%
Ratio of the allowance for loan losses to non-performing loans	393.26%	290.27%	269.21%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

Non-performing loans have decreased $1.9 million from Dec. 31, 2018.  This decrease principally reflects declines in non-performing commercial and mortgage loans due primarily to pay-downs, charge-offs and transfers to other real estate.  Other real estate and repossessed assets totaled $1.8 million at Sept. 30, 2019, compared to $1.3 million at Dec. 31, 2018.  This increase is primarily due to the addition of a $0.6 million commercial office building located in Grand Rapids during the second quarter of 2019.

The provision for loan losses was a credit of $0.3 million and $0.1 million in the third quarters of 2019 and 2018, respectively.  The provision for loan losses was an expense of $1.0 million and $0.9 million in the first nine months of 2019 and 2018, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan growth, loan mix, levels of non-performing and classified loans and loan net charge-offs.  The Company recorded loan net recoveries of $0.5 million and $1.0 million in the third quarters of 2019 and 2018, respectively.  For the first nine months of 2019 and 2018, the Company recorded loan net recoveries of $0.2 million and $0.9 million, respectively.  At Sept. 30, 2019, the allowance for loan losses totaled $26.1 million, or 0.96% of total portfolio loans, compared to $24.9 million, or 0.96% of total portfolio loans, at Dec. 31, 2018. Excluding the remaining TCSB acquired loan balances, the allowance for loan losses was equal to 1.02% and 1.06% of portfolio loans at Sept. 30, 2019 and Dec. 31, 2018, respectively.

Balance Sheet, Liquidity and Capital

Total assets were $3.55 billion at Sept. 30, 2019, an increase of $197.6 million from Dec. 31, 2018, primarily reflecting loan growth.  Loans, excluding loans held for sale, were $2.72 billion at Sept. 30, 2019, compared to $2.58 billion at Dec. 31, 2018.  During the third quarter of 2019, approximately $36.6 million of portfolio mortgage loans were transferred to held for sale and were valued at the lower of cost or fair value at Sept. 30, 2019.  The Company expects to securitize/sell these loans on a non-recourse basis in Oct. 2019 and record a gain of approximately $1.1 million upon the completion of this transaction.

Deposits totaled $3.05 billion at Sept. 30, 2019, an increase of $138.9 million from Dec. 31, 2018.  The increase in deposits is primarily due to growth in reciprocal deposits that was partially offset by a decline in brokered time deposits.

Cash and cash equivalents totaled $82.4 million at Sept. 30, 2019, versus $70.2 million at Dec. 31, 2018. Securities available for sale totaled $439.6 million at Sept. 30, 2019, compared to $427.9 million at Dec. 31, 2018.

Total shareholders’ equity was $340.2 million at Sept. 30, 2019, or 9.58% of total assets.  Tangible common equity totaled $306.3 million at Sept. 30, 2019, or $13.63 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	9/30/2019	12/31/2018	Well Capitalized Minimum
Tier 1 capital to average total assets	9.43%	9.44%	5.00%
Tier 1 common equity to risk-weighted assets	11.75%	11.94%	6.50%
Tier 1 capital to risk-weighted assets	11.75%	11.94%	8.00%
Total capital to risk-weighted assets	12.76%	12.94%	10.00%

Share Repurchase Plan

As previously announced, on Dec. 18, 2018, the Board of Directors of the Company authorized a 2019 share repurchase plan.  Under the terms of the original 2019 share repurchase plan, the Company was authorized to buy back up to 5% of its outstanding common stock.  On June 18, 2019, the Board of Directors of the Company supplemented the 2019 share repurchase plan and authorized the repurchase of up to 300,000 additional common shares. The 2019 share repurchase plan is authorized to last through Dec. 31, 2019. During the first nine months of 2019, the Company repurchased 1,204,688 shares at a weighted average purchase price of $21.82 per share (including 25,000 shares at a weighted average purchase price of $20.09 per share in the third quarter of 2019).

Earnings Conference Call

Brad Kessel, President and CEO, and Rob Shuster, CFO, will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Thursday, Oct. 24, 2019.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following event site:  https://services.choruscall.com/links/ibcp191024.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10134896). The replay will be available through Oct. 31, 2019.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3.6 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan’s Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements that are not historical facts, including statements about our expectations, beliefs, plans, strategies, predictions, forecasts, objectives, or assumptions of future events or performance, may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “expects,” “can,” “could,” “may,” “predicts,” “potential,” “opportunity,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “seeks,” “intends” and similar words or phrases. Accordingly, these statements involve estimates, known and unknown risks, assumptions, and uncertainties that could cause actual strategies, actions, or results to differ materially from those expressed in them, and are not guarantees  of timing, future results, events, or performance. Because forward-looking statements are necessarily only estimates of future strategies, actions, or results, based on management’s current expectations, assumptions, and estimates on the date hereof, there can be no assurance that actual strategies, actions or results will not differ materially from expectations. Therefore, readers are cautioned not to place undue reliance on such statements.  Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation’s customers; the implementation of Independent Bank Corporation’s strategies and business models; Independent Bank Corporation’s ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation’s markets; changes in customer behavior; management’s ability to maintain and expand customer relationships; management’s ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation’s accounting policies.

Certain risks and important factors that could affect Independent Bank Corporation’s future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2018 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30, 2019	December 31, 2018
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$38,662	$23,350
Interest bearing deposits	43,755	46,894
Cash and Cash Equivalents	82,417	70,244
Interest bearing deposits - time	499	595
Equity securities at fair value	-	393
Securities available for sale	439,592	427,926
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,359	18,359
Loans held for sale, carried at fair value	87,358	44,753
Loans held for sale, carried at lower of cost or fair value	36,622	41,471
Loans
Commercial	1,189,017	1,144,481
Mortgage	1,070,035	1,042,890
Installment	463,394	395,149
Total Loans	2,722,446	2,582,520
Allowance for loan losses	(26,148)	(24,888)
Net Loans	2,696,298	2,557,632
Other real estate and repossessed assets	1,789	1,299
Property and equipment, net	37,424	38,777
Bank-owned life insurance	55,412	55,068
Deferred tax assets, net	2,773	5,779
Capitalized mortgage loan servicing rights	16,906	21,400
Other intangibles	5,598	6,415
Goodwill	28,300	28,300
Accrued income and other assets	41,490	34,870
Total Assets	$3,550,837	$3,353,281

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$883,138	$879,549
Savings and interest-bearing checking	1,178,695	1,194,865
Reciprocal	416,200	182,072
Time	374,579	385,981
Brokered time	199,700	270,961
Total Deposits	3,052,312	2,913,428
Other borrowings	63,974	25,700
Subordinated debentures	39,439	39,388
Accrued expenses and other liabilities	54,867	35,771
Total Liabilities	3,210,592	3,014,287

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 22,480,748 shares at September 30, 2019 and 23,579,725 shares at December 31, 2018	351,839	377,372
Accumulated deficit	(8,221)	(28,270)
Accumulated other comprehensive loss	(3,373)	(10,108)
Total Shareholders’ Equity	340,245	338,994
Total Liabilities and Shareholders’ Equity	$3,550,837	$3,353,281

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30,
				2019	2018
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$34,226	$33,836	$31,000	$100,743	$84,027
Interest on securities
Taxable	2,771	3,034	2,737	8,811	8,092
Tax-exempt	319	324	412	1,017	1,335
Other investments	495	379	303	1,449	898
Total Interest Income	37,811	37,573	34,452	112,020	94,352
Interest Expense
Deposits	6,236	6,021	3,976	17,938	9,472
Other borrowings and subordinated debentures	703	796	779	2,211	2,267
Total Interest Expense	6,939	6,817	4,755	20,149	11,739
Net Interest Income	30,872	30,756	29,697	91,871	82,613
Provision for loan losses	(271)	652	(53)	1,045	912
Net Interest Income After Provision for Loan Losses	31,143	30,104	29,750	90,826	81,701
Non-interest Income
Service charges on deposit accounts	2,883	2,800	3,166	8,323	9,166
Interchange income	2,785	2,604	2,486	7,744	7,236
Net gains (losses) on assets
Mortgage loans	5,677	4,302	2,745	13,590	8,571
Securities	-	-	93	304	(71)
Mortgage loan servicing, net	(1,562)	(1,907)	1,212	(4,684)	4,668
Other	2,492	2,106	2,134	6,862	6,294
Total Non-interest Income	12,275	9,905	11,836	32,139	35,864
Non-interest Expense
Compensation and employee benefits	16,673	15,931	16,169	48,955	46,506
Occupancy, net	2,161	2,131	2,233	6,797	6,667
Data processing	2,282	2,171	2,051	6,597	6,180
Furniture, fixtures and equipment	1,023	1,006	1,043	3,058	3,029
Interchange expense	891	753	715	2,332	1,974
Communications	733	717	727	2,219	2,111
Loan and collection	714	628	531	1,976	1,900
Advertising	636	627	594	1,935	1,578
Legal and professional	541	371	477	1,281	1,311
FDIC deposit insurance	13	342	270	723	750
Credit card and bank service fees	100	97	108	300	310
Net (gains) losses on other real estate and repossessed assets	52	(198)	(325)	(27)	(619)
Merger related expenses	-	-	98	-	3,354
Other	2,029	2,016	2,049	6,284	5,585
Total Non-interest Expense	27,848	26,592	26,740	82,430	80,636
Income Before Income Tax	15,570	13,417	14,846	40,535	36,929
Income tax expense	3,125	2,687	2,921	7,979	7,026
Net Income	$12,445	$10,730	$11,925	$32,556	$29,903
Net Income Per Common Share
Basic	$0.55	$0.47	$0.49	$1.41	$1.29
Diluted	$0.55	$0.46	$0.49	$1.40	$1.27

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$30,872	$30,756	$30,243	$30,669	$29,697
Provision for loan losses	(271)	652	664	591	(53)
Non-interest income	12,275	9,905	9,959	8,951	11,836
Non-interest expense	27,848	26,592	27,990	26,825	26,740
Income before income tax	15,570	13,417	11,548	12,204	14,846
Income tax expense	3,125	2,687	2,167	2,268	2,921
Net income	$12,445	$10,730	$9,381	$9,936	$11,925

Basic earnings per share	$0.55	$0.47	$0.40	$0.41	$0.49
Diluted earnings per share	0.55	0.46	0.39	0.41	0.49
Cash dividend per share	0.18	0.18	0.18	0.15	0.15

Average shares outstanding	22,486,041	23,035,526	23,588,313	23,988,810	24,148,768
Average diluted shares outstanding	22,769,572	23,313,346	23,884,744	24,339,782	24,514,814

Performance Ratios
Return on average assets	1.42%	1.27%	1.13%	1.18%	1.46%
Return on average common equity	14.64	12.72	11.14	11.43	13.83
Efficiency ratio (1)	63.76	64.57	69.27	67.11	63.63

As a Percent of Average Interest-Earning Assets (1)
Interest income	4.60%	4.73%	4.70%	4.66%	4.53%
Interest expense	0.84	0.86	0.82	0.73	0.62
Net interest income	3.76	3.87	3.88	3.93	3.91

Average Balances
Loans	$2,786,544	$2,699,648	$2,621,871	$2,627,614	$2,550,302
Securities available for sale	423,255	441,523	446,734	433,903	442,949
Total earning assets	3,285,081	3,191,264	3,152,177	3,121,640	3,038,221
Total assets	3,483,296	3,388,398	3,357,003	3,327,002	3,247,603
Deposits	3,023,334	2,929,885	2,909,096	2,873,889	2,789,969
Interest bearing liabilities	2,219,133	2,155,660	2,115,549	2,058,720	1,986,905
Shareholders’ equity	337,162	338,254	341,592	344,779	341,998

End of Period
Capital
Tangible common equity ratio	8.71%	8.72%	9.26%	9.17%	9.51%
Average equity to average assets	9.68	9.98	10.18	10.36	10.53
Tangible common equity per share
of common stock	$13.63	$13.19	$13.17	$12.90	$12.84
Total shares outstanding	22,480,748	22,498,776	23,560,179	23,579,725	24,150,341

Selected Balances
Loans	$2,722,446	$2,706,526	$2,618,795	$2,582,520	$2,562,578
Securities available for sale	439,592	430,305	461,531	427,926	436,957
Total earning assets	3,348,631	3,239,247	3,180,655	3,162,911	3,078,083
Total assets	3,550,837	3,438,302	3,383,606	3,353,281	3,297,124
Deposits	3,052,312	2,978,885	2,934,225	2,913,428	2,798,643
Interest bearing liabilities	2,272,587	2,194,970	2,141,083	2,098,967	2,036,770
Shareholders’ equity	340,245	330,846	344,726	338,994	345,204

(1)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation

Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent (“FTE”)

Net interest income	$30,872	$29,697	$91,871	$82,613
Add: taxable equivalent adjustment	100	123	319	384
Net interest income - taxable equivalent	$30,972	$29,820	$92,190	$82,997
Net interest margin (GAAP) (1)	3.74%	3.88%	3.82%	3.84%
Net interest margin (FTE) (1)	3.76%	3.91%	3.83%	3.86%

(1)	Annualized.

Tangible Common Equity Ratio

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
	(Dollars in thousands)
Common shareholders’ equity	$340,245	$330,846	$344,726	$338,994	$345,204
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	5,598	5,870	6,143	6,415	6,709
Tangible common equity	$306,347	$296,676	$310,283	$304,279	$310,195

Total assets	$3,550,837	$3,438,302	$3,383,606	$3,353,281	$3,297,124
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	5,598	5,870	6,143	6,415	6,709
Tangible assets	$3,516,939	$3,404,132	$3,349,163	$3,318,566	$3,262,115

Common equity ratio	9.58%	9.62%	10.19%	10.11%	10.47%
Tangible common equity ratio	8.71%	8.72%	9.26%	9.17%	9.51%

Tangible Common Equity per Share of Common Stock:

Common shareholders’ equity	$340,245	$330,846	$344,726	$338,994	$345,204
Tangible common equity	$306,347	$296,676	$310,283	$304,279	$310,195
Shares of common stock outstanding (in thousands)	22,481	22,499	23,560	23,580	24,150

Common shareholders’ equity per share of common stock	$15.13	$14.70	$14.63	$14.38	$14.29
Tangible common equity per share of common stock	$13.63	$13.19	$13.17	$12.90	$12.84

The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.